POWER OF ATTORNEY

I hereby appoint John A. Zawadzki, Steven A. Covert, or John J. Gorman to act

as my true and lawful attorney-in-fact with authority to execute on my behalf any Form 3, 4 or 5 or any amendment thereto required to be filed by

Partners Trust Financial Group, Inc. under Section 16 of the Securities

Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify

Mr. Zawadzki, Mr. Covert, or Mr. Gorman in writing that his authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on February 27, 2002.

by	/s/ Dr. Marybeth K. McCall Dr. Marybeth K. McCall

In presence of	John A. Zawadzki

at	Utica New York City State